Exhibit 99.1

Amazon.com to Acquire Twitch

SEATTLE—August 25, 2014—Amazon.com, Inc. (NASDAQ: AMZN) today announced that it has reached an agreement to acquire Twitch Interactive, Inc., the leading live video platform for gamers. In July, more than 55 million unique visitors viewed more than 15 billion minutes of content on Twitch produced by more than 1 million broadcasters, including individual gamers, pro players, publishers, developers, media outlets, conventions and stadium-filling esports organizations.

“Broadcasting and watching gameplay is a global phenomenon and Twitch has built a platform that brings together tens of millions of people who watch billions of minutes of games each month — from The International, to breaking the world record for Mario, to gaming conferences like E3. And, amazingly, Twitch is only three years old,” said Jeff Bezos, founder and CEO of Amazon.com. “Like Twitch, we obsess over customers and like to think differently, and we look forward to learning from them and helping them move even faster to build new services for the gaming community.”

“Amazon and Twitch optimize for our customers first and are both believers in the future of gaming,” said Twitch CEO Emmett Shear. “Being part of Amazon will let us do even more for our community. We will be able to create tools and services faster than we could have independently. This change will mean great things for our community, and will let us bring Twitch to even more people around the world.”

Twitch launched in June 2011 to focus exclusively on live video for gamers. Under the terms of the agreement, which has been approved by Twitch’s shareholders, Amazon will acquire all of the outstanding shares of Twitch for approximately $970 million in cash, as adjusted for the assumption of options and other items. Subject to customary closing conditions, the acquisition is expected to close in the second half of 2014.

About Amazon.com
Amazon opened on the World Wide Web in July 1995. The company is guided by three principles: customer obsession rather than competitor focus, passion for invention, and long-term thinking. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Fire phone, Fire tablets, and Fire TV are some of the products and services pioneered by Amazon.

About Twitch
Twitch is the leading live video platform and community for gamers where more than 55 million have gathered to broadcast, watch and talk about video games. Twitch’s video platform is the backbone of both live and on-demand distribution for the entire video game ecosystem. This includes game developers, publishers, media outlets, events, user generated content and the entire esports scene. In February 2014, The Wall Street Journal ranked Twitch as the 4th largest website in terms of peak internet traffic in the U.S., fortifying the brand as an entertainment industry leader and the epicenter of social video for gamers. For more information, visit: www.twitch.tv

Forward-Looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment and data center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.